EXHIBIT 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

EATON VANCE MUNICIPAL BOND FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$27,173,401.05 (a)	0.00015310	$4,160.25 (b)

Fees Previously Paid	-	-	-

Total Transaction Valuation	$27,173,401.05

Total Fees Due for Filing			$4,160.25

Total Fees Previously Paid			-

Total Fee Offsets			-

Net Fee Due			$4,160.25

(a)	The transaction value is calculated as the estimated aggregate maximum purchase price for common shares of beneficial interest of Eaton Vance Municipal Bond Fund (the “Fund”). The transaction value is calculated by multiplying 2,703,821 shares in the offer (5% of the Fund’s total number of common shares outstanding as of March 31, 2025, rounded to the nearest whole share) by $10.05 (98% of the net asset value per share of $10.26 as of the close of regular trading on the New York Stock Exchange on August 1, 2025).

(b)	Calculated at $153.10 per $1,000,000 of the transaction value.